Exhibit 99.1

N E W S   R E L E A S E

Contact:  John Maurer

Vice President,

Treasurer & Investor Relations

Foot Locker, Inc.

(212) 720-4092

FOOT LOCKER, INC. ELECTS STEVEN OAKLAND TO THE BOARD OF DIRECTORS

NEW YORK, NY, February 19, 2014 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced today that its Board of Directors elected Steven Oakland as a director of the Company.

Mr. Oakland is currently President -- International, Foodservice, and Natural Foods of The J.M. Smucker Company. Mr. Oakland has spent the bulk of his career at The J.M. Smucker Company, serving in increasingly senior positions. He has extensive experience in domestic and international retail operations at the company, having also served as President of U.S. Retail for Smucker’s, Jif, and Hungry Jack, and as General Manager of its Canadian operations.

“We are very excited to be bringing a person of Steve Oakland’s talent and caliber onto our Board. He has a wealth of experience at J.M. Smucker, with particular strength in marketing and brand-building,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc., adding “I know Steve will be a great fit with and strong contributor to our already strong Board of Directors.”

Foot Locker, Inc. is a specialty athletic retailer that as of February 1, 2014 operated 3,473 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports, SIX:02, Runners Point, and Sidestep retail stores, as well as its direct-to-customer channels, including footlocker.com, Eastbay.com, CCS.com, SIX:02.com, runnerspoint.com, and sidestep-shoes.com, the Company is a leading provider of athletic footwear and apparel.

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120